Exhibit 10.4

CONFIDENTIAL TREATMENT
Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

CHIQUITA BRANDS INTERNATIONAL, INC.
CAPITAL ACCUMULATION PLAN

(As Amended and Restated Effective as of January 1, 2013)

CHIQUITA BRANDS INTERNATIONAL, INC.
CAPITAL ACCUMULATION PLAN

(As Amended and Restated Effective as of January 1, 2013)
SECTION 1
PURPOSE AND EFFECTIVE DATE OF PLAN
A.    Purpose. The purpose of the Plan is to provide retirement, disability, death and employment termination benefits for a select group of management and highly compensated employees of the Participating Companies and for the beneficiaries of those employees. The Plan is intended to be a non-qualified plan of executive deferred compensation, exempt from the requirements of Parts 2, 3, and 4 of Title I of ERISA.
B.    History and Effective Date.

(i)
Effective as of January 1, 2000, Chiquita Brands International, Inc. (the "Sponsoring Company") established the Chiquita Brands International, Inc. Capital Accumulation Plan (the "Plan") on behalf of selected employees of the Sponsoring Company and any Affiliated Companies which adopt the Plan with the permission of the Sponsoring Company, all in accordance with the terms and conditions of such plan.

(ii)
The Plan was completely amended and restated effective as of January 1, 2005. The Plan was thereafter amended by the First and Second Amendments. The provisions set forth herein constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2013 (the "Effective Date").

(iii)
Benefits provided under the Plan will be subject to the provisions of section 409A of the Internal Revenue Code and applicable guidance issued thereunder ("Section 409A") only to the extent that Section 409A is applicable to such amounts in accordance with the effective date provisions of Section 409A, including the effective date provisions set forth in Treas. Reg. §1.409A-6.

(iv)
Benefits subject to Section 409A (including, without limitation, benefits deferred and vested prior to January 1, 2005, as determined in accordance with Section 409A) are subject to the Plan as set forth herein. Benefits not subject to Section 409A will be subject to the applicable provisions of the Plan as in effect prior to January 1, 2005 (the "Prior Plan") and will not be subject to the terms of this Plan as set forth herein.

(v)	Nothing in this Plan, as amended and restated effective as of January 1, 2013, is intended to change the time or form of payment of any Account, and the Plan is to be interpreted accordingly.

SECTION 2
DEFINITIONS
The following definitions shall apply for purposes of the Plan:
"Accounts" shall mean a Participant's Basic Match Contribution Account, his Deferral Contribution Account, his Incremental Match Contribution Account, his Savings Plan Restoration Match Contribution Account, and, if applicable, his Deemed Participation Match Contribution Account. The term "Accounts" shall also include any additional accounts established by the Administrative Committee, in its sole discretion.
"Administrative Committee" shall mean the Chiquita Brands International, Inc. Employee Benefits Committee which has been appointed to administer the Plan in accordance with the provisions of Section 5. Notwithstanding the foregoing, "Administrative Committee" may also include any individual or committee to which the Administrative Committee has delegated authority to act with respect to a specific activity.
"Affiliated Company" or "Affiliated Companies" shall mean (i) a Related Company, (ii) a member of an affiliated service group of which the Sponsoring Company is a member, as determined in accordance with Section 414(m) of the Internal Revenue Code, and (iii) any other entity designated by the Board of Directors of the Sponsoring Company in its sole discretion; provided that with respect to any entity described in clause (ii) or designated in accordance with clause (iii), the Administrative Committee shall establish such provisions as are necessary to satisfy Section 409A (including, without limitation, provisions relating to termination of employment).
"Basic Match Contribution" shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of a Participant, as described in Section 7(B) and Section 7(C).
"Basic Match Contribution Account" shall mean the account maintained for a Participant reflecting the Basic Match Contributions allocated to such Participant pursuant to Section7(B) and Section 7(C), as adjusted by earnings or losses thereon in accordance with the provisions of Section 6.
"Beneficiary" shall mean any person entitled to receive benefits which are payable upon or after a Participant's death pursuant to Section 10.
"Board of Directors" shall mean the Board of Directors of the Sponsoring Company or the Board of Directors of a Participating Company, as the case may be, or any individual or committee to which the Board of Directors has delegated authority to act with respect to a specific activity.
"Bonus" for any calendar year or Performance Period shall mean bonus amounts attributable to services performed during that calendar year or Performance Period, respectively (not including severance bonuses), but only to the extent that such amount is classified as a

"Bonus" for purposes of this Plan and is payable pursuant to a program which has been specifically identified by an authorized representative of the Sponsoring Company prior to the beginning of such calendar year or Performance Period, respectively, as eligible for consideration as a Bonus hereunder. The Bonus amount will be increased by any amounts with respect to which the Employee has elected to defer or reduce such Bonus for federal income tax purposes (i) under this Plan, (ii) under a Savings Plan or (iii) under any "cafeteria plan," dependent care assistance program or qualified transportation fringe benefit program (as described in Sections 125, 129 and 132 of the Internal Revenue Code) maintained by the Participating Companies. Bonus for any year shall not include any amounts paid to the Employee pursuant to a program which, prior to such calendar year, has not been identified as eligible for consideration as the source of a Bonus for purposes of this Plan.
"Change of Control" shall mean the occurrence of any of the following events:

(i)
any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an Exempt Holder or Exempt Entity, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the total voting power of all of the Sponsoring Company's voting securities then outstanding ("Voting Shares"), provided, that Exempt Holders "beneficially own" (as so defined), on a combined basis, a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(ii)
on any date, the individuals who constituted the Sponsoring Company's Board of Directors at the beginning of the two-year period immediately preceding such date (together with any new directors whose election by the Sponsoring Company's Board of Directors, or whose nomination for election by the Sponsoring Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii)
immediately after a merger or consolidation of the Sponsoring Company or any subsidiary of the Sponsoring Company with or into, or the sale or other disposition of all or substantially all of the Sponsoring Company's assets to, any other corporation, (a) the Voting Shares of the Sponsoring Company outstanding immediately prior to such transaction do not represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity or any parent thereof) more than 50% of the total voting power of the voting securities of the Sponsoring Company or surviving or acquiring entity or any parent thereof outstanding immediately after such merger or consolidation; and (b) either (x) a person or group (other than an Exempt Entity) beneficially owns a percentage of the total voting power of the Sponsoring

Company or surviving or acquiring entity or any parent thereof which exceeds both 20% and the percentage owned, on a combined basis, by the Exempt Holders or (y) the Exempt Holders beneficially own, on a combined basis, less than 2% of such voting power. In the case of a Participating Company other than the Sponsoring Company, "Change of Control" shall mean (i) such Participating Company ceasing to be a direct or indirect subsidiary of the Sponsoring Company (or its successor entity) or (ii) a sale of substantially all of such Participating Company's assets to an entity other than the Sponsoring Company (or its successor entity) or one or more of its subsidiaries.
"Company Contribution Account" shall mean the account maintained for a Participant reflecting contributions made by a Participating Company which are allocated to such Participant pursuant to Section 7, as adjusted for earnings or losses thereon in accordance with the provisions of Section 6. A Participant's Company Contribution Account shall consist of the following subaccounts where applicable: (i) a Basic Match Contribution Account, (ii) a Deemed Participation Match Contribution Account, (iii) a Savings Plan Restoration Match Contribution Account and (iv) an Incremental Match Contribution Account. All references in the Plan or Trust Agreement to "Company Contribution Account" shall, where appropriate, be deemed to constitute a reference to the above-referenced subaccounts.
"Compensation" for any calendar year shall mean an Employee's Salary and Bonus payable by a Participating Company with respect to services performed during that calendar year. However, Salary scheduled to be paid after the last day of the calendar year solely for services performed during the final payroll period (as defined in Internal Revenue Code section 3401(b)) containing the last day of the calendar year will be treated as compensation for services performed in the subsequent calendar year.
"Deemed Participation Match Contribution" shall mean the credit made to the ledger account maintained by a Participating Company on behalf of a Participant who had attained age forty-five (45) prior to January 1, 2000 which reflects the hypothetical Basic Match Contributions and Incremental Match Contributions which would have been made to the Trust on behalf of the Participant between the Participant's Index Date and January 1, 2000, had the Plan been in effect during such period of time, subject to the further limitations described in Section 7(F).
"Deemed Participation Match Contribution Account" shall mean the ledger account maintained by a Participating Company on behalf of a Participant reflecting the Deemed Participation Match Contributions allocated to such Participant pursuant to Section 7(F).
"Deferral Contribution" shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of a Participant equal to the amount by which a Participant elected to reduce his Compensation for such Plan Year pursuant to Section 7(A).
"Deferral Contribution Account" shall mean the account maintained for a Participant reflecting the Deferral Contributions allocated to such Participant pursuant to Section 7(A), as adjusted by earnings or losses thereon in accordance with the provisions of Section 6.

"Deferral Election" shall mean the form filed with the Administrative Committee or its delegate or filed in accordance with such procedure as may be specified by the Administrative Committee from time to time, whereby a Participant may elect to defer Compensation under the Plan.
"Deferred Compensation" shall mean payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.
"Distribution Election" shall mean the form filed with the Administrative Committee or its delegate or filed in accordance with such procedure as may be specified by the Administrative Committee from time to time, whereby a Participant may elect the time at which amounts are to be paid under the Plan (including with respect to both in-service withdrawals and payments on termination of employment).
"Effective Date" of the Plan shall mean January 1, 2013.
"Eligible Participant" shall be used in the context of determining which Participants are eligible to receive Incremental Match Contributions and Savings Plan Restoration Match Contributions and shall mean any Participant who (i) was employed by a Participating Company or an Affiliated Company on the last day of the Plan Year, and (ii) elected, pursuant to Section 7(A), to reduce his Compensation with respect to such Plan Year; provided, however, that an Employee will not fail to be a Participant with respect to reduction of Compensation and crediting of Deferral Contributions for any year solely by reason of his failure to be employed by a Participating Company or an Affiliated Company on the last day of the Plan Year.
"Employee" shall mean, for any Plan Year:

(vi)
Any person who is employed by a Participating Company and, as of the first day of that Plan Year, (A) is a "Highly Compensated Employee" determined by applying the principles of Section 414(q) of the Internal Revenue Code as if the person's Salary was the only compensation received from the Participating Company, and (B) has either been designated as an "Executive Officer" by the Board of Directors for purposes of Rule 3b-7 under the Exchange Act or has been designated by the Administrative Committee as eligible to participate in the Plan. For purposes of clause (A) above, an individual will be treated as satisfying such condition with respect to the first day of a Plan Year if the individual's Salary on the first day of that Plan Year equals or exceeds the indexed dollar amount of compensation under Section 414(q)(1)(B)(i) of the Internal Revenue Code as in effect on the October 1 of the immediately preceding Plan Year.

(vii)	Any person who does not satisfy the requirements of paragraph (i) above as of the first day of such calendar year shall not be eligible to be a Participant in the Plan for such calendar year.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References in the Plan to any Section of ERISA shall include any successor provision thereto.
"Exchange Act" shall mean the Securities Exchange Act of 1934.
"Exempt Holder" shall mean American Financial Group, Inc., each of its subsidiaries and affiliates, Carl H. Lindner, his spouse, his children and their spouses and his grandchildren (or the legal representative of any such person) and each trust for the benefit of each such person.
"Exempt Entity" means (i) an institution that is entitled under Rule 13(d)-1 of the Exchange Act (or any successor rule or regulation) to report its ownership of equity securities of the Sponsoring Company through the filing of a statement on Schedule 13G under the Exchange Act, in lieu of Schedule 13D, for so long as such institution remains so entitled, (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iii) the Sponsoring Company, any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Sponsoring Company or any of its subsidiaries, and (iv) the surviving or acquiring entity (and the direct and indirect wholly owning parents thereof) in a merger, consolidation, sale or disposition transaction of the type referred to in clause (iii) of the definition of a Change of Control provided such transaction has not resulted in a Change in Control due to failure to satisfy the conditions of subclause (a) or subclause (b) of said clause (iii).
"Incremental Match Contribution" shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year on behalf of an Eligible Participant described in Section 7(D).
"Incremental Match Contribution Account" shall mean the account maintained for a Participant reflecting the Incremental Match Contribution allocated to such Participant pursuant to Section 7(D), as adjusted by earnings or losses thereon in accordance with the provisions of Section 6.
"Incremental Years" shall mean, with respect to a Participant, the whole number of Plan Years in the sequence which begins with the Participant's Index Year and ends with the then-current Plan Year, inclusive.
"Index Date" shall mean, in the case of Participant who is employed on January 1, 2000 and who has attained 45 on or before January 1, 2000, the first day of the calendar year in which such Participant attained age 45. In the case of a Participant who is employed on January 1, 2000 and has not yet attained age 45 as of January 1, 2000, the term Index Date means the first day of the calendar year in which the Participant attains the age of 45 plus "n" where "n" equals the number of years from the beginning of the Participant's first year of participation in this Plan prior to the year in which the Participant attains age 45. In the case of a Participant who is hired after January 1, 2000, and who attains age 45 prior to becoming a Participant in the Plan, the Index Date shall be the first day of the calendar year in which the Participant attained age 45. In the case of a Participant who is hired after January 1, 2000 and who has not attained age 45 prior to commencing participation in the Plan, the Index Date shall be the first day of the calendar year in which the executive attains age 45 plus "n" where "n" equals the number of years, if any, from the beginning of the Participant's first year of participation in this Plan prior to the year in which the Participant attains age 45.
"Index Year" shall mean, with respect to a Participant, the Plan Year that includes such Participant's Index Date.
"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to any Section of the Internal Revenue Code shall include any successor provision thereto.
"Investment Election" shall mean the form, filed with the Administrative Committee, or its delegate, or such other procedure as may be specified by the Administrative Committee at any time, and from time to time, through which a Participant may designate the manner in which the rate of investment return on his Accounts shall be allocated among the Investment Funds.
"Investment Election Date" shall mean the first business day of each month.
"Investment Fund" shall mean each fund, contract, or other arrangement designated by the Administrative Committee as an Investment Fund in which Participants may direct their Accounts to be invested.
"Participant" shall mean an Employee who becomes a Participant in the Plan as provided in Section 4.
"Participating Company" shall mean the Sponsoring Company, or any Affiliated Company which the Sponsoring Company designates as having adopted the Plan and Trust pursuant to the provisions of Section 20.
"Performance-Based Compensation" means compensation that is contingent on the satisfaction of preestablished organizational or individual subjective or objective performance criteria relating to a Performance Period of at least 12 consecutive months, subject to the provisions of Treas. Reg. §1.409A-1(e). Performance criteria are considered preestablished if established in writing not later than 90 days after the beginning of the period of service to which the criteria relates, and the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of the amount that will be paid either regardless of performance or based on a level of performance that is substantially certain to be met at the time the criteria are established. However, compensation will not fail to be Performance-Based Compensation solely by reason of the compensation being payable due to the Employee's death or disability (as defined in Treas. Reg. §1.409A-1(e)); provided that if such event occurs before the Employee's Deferral Election has been filed, the Deferral Election may not be effective under the exception for Performance-Based Compensation.

"Performance Period" with respect to any Bonus shall mean the period during which performance is measured for purposes of determining the amount of such Bonus.
"Plan" shall mean the Chiquita Brands International, Inc. Capital Accumulation Plan, and as hereafter amended. "Prior Plan" shall have the meaning set forth in Section 1(B).
"Plan Year" shall mean the twelve (12)‑consecutive month period ending on December 31. If an Employee has a taxable year for Federal income tax purposes that is other than a calendar year, then, to the extent required by Section 409A, the term "calendar year" shall mean the individual's taxable year. For purposes of the Plan, an Employee will be presumed to have a calendar year as his taxable year except to the extent he provides evidence to the Committee to the contrary.
"Related Companies" shall mean all companies and other persons with whom the Sponsoring Company is considered to be a single employer under Section 414(b) of the Internal Revenue Code, and all persons with whom the Sponsoring Company would be considered a single employer under Section 414(c) of the Internal Revenue Code.
"Related Plans" shall mean, with respect to any type of plan described in Treas. Reg. §1.409A-1(v), the corresponding portion of this Plan and any other plan to the extent that is required to be aggregated with such portion of this Plan pursuant to Treas. Reg. §1.409A-1(c)(2)(A).
"Retirement Date" of a Participant shall mean the later of (i) Participant's fifty-fifth (55th) birthday, or (ii) the date upon which a Participant completes ten (10) Years of Service commencing with the calendar year in which the Participant attains his forty-fifth (45th) birthday.
"Salary" shall mean basic cash compensation before any payroll deductions for taxes or any other purposes, payable by a Participating Company to an Employee in respect of such Employee's service for a Participating Company during the Plan Year; provided that the Salary amount will be increased by any amounts with respect to which the Employee has elected to defer or reduce Salary for federal income tax purposes (i) under this Plan, (ii) under a Savings Plan or (iii) under any "cafeteria plan," dependent care assistance program or qualified transportation fringe benefit program (as described in Sections 125, 129 and 132 of the Internal Revenue Code) maintained by the Participating Companies. Salary shall not include any amounts paid to the Employee as (i) overtime pay, (ii) any imputed income, severance pay and special allowances or other amounts not considered as a part of base salary for time actually worked, (iii) any amounts paid during a Plan Year on account of the Employee under this Plan or under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), and (iv) except as otherwise provided in the preceding sentence, any amounts which are not includible in the Employee's income for applicable income tax purposes.
"Savings Plan" shall mean the Chiquita Savings and Investment Plan and any other qualified or nonqualified retirement program maintained by any Participating Company into which employee contributions and employer matching contributions may be made.

"Savings Plan Restoration Match Contribution" shall mean the cumulative amount the Participating Company contributes to the Trust each Plan Year as described in Section 7(E).
"Savings Plan Restoration Match Contribution Account" shall mean the account maintained for a Participant reflecting the Savings Plan Restoration Match Contribution allocated to such Participant pursuant to Section 7(E), as adjusted by earnings or losses thereon in accordance with the provisions of Section 6.
"Specified Employee" shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Administrative Committee (including its delegate) from time to time.
"Sponsoring Company" shall mean Chiquita Brands International, Inc.
"Termination of Employment." References in the Plan to a Participant's termination of employment (including references to a Participant's employment termination, and to the Participant terminating employment and other similar references) shall mean the Participant ceasing to be employed by the Sponsoring Company and the Related Companies, subject to the following:

(i)
The employment relationship will be deemed to have ended at the time the Participant and his employer reasonably anticipate that the level of bona fide services the Participant would perform for the Sponsoring Company and the Related Companies after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period for the Sponsoring Company and the Related Companies (or the full period of service to the Sponsoring Company and the Related Companies if the Participant has performed services for the Sponsoring Company and the Related Companies for less than 36 months). In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Participant continuing to be on the Sponsoring Company's and the Related Companies' payroll after such date.

(ii)	The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §1.409A-1(h)).

(iii)
The Participant shall be treated as having terminated employment at the time the Participant's employer ceases to be a Related Company; provided, however, that to the extent required by Section 409A, no such termination of employment will be deemed to occur by reason of a spinoff or other transaction where the Participant continues to be employed by his employer immediately after the time of the consummation of the transaction, or thereafter until the Participant ceases to be employed by the employer or its affiliates.

"Total and Permanent Disability" shall mean a physical and/or mental incapacity of such a nature that it prevents a Participant from engaging in or performing the principal duties of his customary employment or occupation on a continuing or sustained basis.
"Trust" shall mean the entity established pursuant to a Chiquita Brands International, Inc. Capital Accumulation Plan Trust Agreement between the Sponsoring Company and a trustee selected by the Administrative Committee from time to time.
"Unforeseeable Emergency" shall mean, as determined in accordance with Treas. Reg. §1.409A-3(i)(3), a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
"Valuation Date" shall mean the last day of each calendar month, a date specified in Section 12 for determining the amount of any payment, or such other date or dates determined prospectively by the Administrative Committee.
"Year of Service" shall mean a twelve (12) month period beginning on a Participant's initial date of hire and on successive anniversaries of such date during which the Participant is treated by the Sponsoring Company or any Affiliated Company as continuously employed.
Wherever appropriate, words used in the Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine.
SECTION 3
REQUIREMENTS FOR ELIGIBILITY
An Employee who completes the eligibility requirements set forth in the Plan may participate in the Plan in accordance with its terms. Subject to the provisions of Section 4, for each Plan Year beginning on or after the Effective Date, an individual shall be eligible to have Deferral Contributions made on his behalf under the Plan, and to share in Basic Match Contributions, to the extent provided in Section 4.
SECTION 4
PARTICIPATION IN THE PLAN
For Plan Years beginning on or after the Effective Date:
A.    Full Years of Salary. Subject to the provisions of this Section 4, a Deferral Election by an eligible Employee to defer Salary for services performed during any calendar year must be filed with the Administrative Committee no later than the last day of the preceding calendar year, or such earlier date as may be required by the Administrative Committee. Such a Deferral Election shall be effective for the entire calendar year to which it relates and may not be modified or terminated for that calendar year.

B.    Full Years of Bonus.

(i)
Subject to the following provisions of this Section 4, a Deferral Election by an eligible Employee to defer Bonus amounts for services performed during any calendar year must be filed with the Administrative Committee no later than the last day of the preceding calendar year, or such earlier date as may be required by the Administrative Committee. Accordingly, to the extent required by the provisions of Section 409A, if more than one year is included in the Performance Period under a Bonus arrangement, and to the extent the amount of the payments under the arrangement could be affected by performance in the entire Performance Period, the deadline for filing the Deferral Election with respect to such Performance Period is the end of the calendar year prior to the calendar year in which the Performance Period begins. Such a Deferral Election shall be effective for the entire Bonus amounts to which it relates and may not be modified or terminated.

(ii)
Notwithstanding the preceding paragraph (i), to the extent permitted by the Administrative Committee, if the Bonus satisfies the requirements for Performance-Based Compensation, the Deferral Election with respect to such Bonus may be made on or before the date that is six months before the end of the Performance Period with respect to such Bonus, provided that the individual performs services continuously from the later of the beginning of the Performance Period or the date the performance criteria for such bonus are established through the date the Deferral Election is filed, and provided further that in no event may an election to defer Performance-Based Compensation be made after such compensation has become readily ascertainable (as determined in accordance with Treas. Reg. §1.409A-2(a)(8)).

C.    Deferral on Rehire. If, at the time of a Participant's termination of employment, he has a Deferral Election in effect with respect to Salary, and he is thereafter hired by a Related Company within the calendar year of termination, such Deferral Election shall apply with respect to his Salary for the remainder of the year. If, at the time of a Participant's termination of employment, he has a Deferral Election in effect with respect to Salary, and he is thereafter hired by a Participating Company in a calendar year after the calendar year of termination, his Deferral Election shall be treated as having been cancelled as of the December 31 of the year in which such termination occurs, regardless of whether the Deferral Election otherwise provides that it would remain in effect for subsequent year until cancelled by election of the Participant.
D.    Transfers among Related Companies. If, during any calendar year, a Participant has a Deferral Election in effect with respect to Salary, and the Participant's employment is transferred to a Related Company, the Participant's Deferral Election shall remain in effect for the remainder of that year with respect to the Participant's Salary at his new employer. If, during any calendar year, a Participant who has a Deferral Election in effect with respect to Bonus, and the Participant's employment is transferred to a Related Company, the Participant's Deferral Election shall remain in effect with respect to the Bonus from the prior employer, but except as otherwise expressly provided in the applicable Deferral Election, the Deferral Election shall not apply to any Bonus from his new employer.

E.    Expiration of Deferral Election. A Deferral Election with respect to compensation for services performed in any calendar year shall not apply to compensation for services with respect to a subsequent calendar year except as otherwise provided by the applicable Deferral Election form (but only to the extent permitted by the Administration Committee).
SECTION 5
ADMINISTRATION OF THE PLAN
A.    Responsibility for Administration of the Plan. The Administrative Committee shall be responsible for the management, operation and administration of the Plan.
B.    Appointment of Administrative Committee. The Board of Directors of the Sponsoring Company has appointed the Chiquita Brands International, Inc. Employee Benefits Committee to be the Administrative Committee hereunder. The Administrative Committee shall be responsible for the management, operation and administration of the Plan. Any member of the Administrative Committee may resign by delivering written notice to the Board of Directors of the Sponsoring Company. The Board of Directors of the Sponsoring Company shall be authorized to remove any member of the Administrative Committee at any time and in its sole discretion to appoint a successor whenever a vacancy on the Administrative Committee occurs.
C.    Delegation of Powers. The Administrative Committee may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties in administering the Plan. The Administrative Committee may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate.
D.    Records. All records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Administrative Committee or the assistants or representatives appointed by it.
E.    General Administrative Powers. The Administrative Committee shall have all powers necessary to administer the Plan in accordance with its terms, including the power to construe the Plan and to determine all questions that may arise thereunder. In the exercise of such powers under the Plan, the Administrative Committee shall have discretionary authority to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits in accordance with the terms of the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless such interpretation or determination is made after a Change in Control and is shown to be unreasonable, arbitrary or capricious.
F.    Appointment of Professional Assistance and Investment Manager. The Administrative Committee may engage accountants, attorneys, physicians and such other personnel as it deems necessary or advisable. The functions of any such persons engaged by the Administrative Committee shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the

Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. The fees and costs of such services shall be paid by the Participating Companies.
G.    Actions by the Administrative Committee. All actions of the Administrative Committee shall be taken pursuant to the decision of a majority of the then members of the Administrative Committee.
H.    Discretionary Acts. In the event the Administrative Committee exercises any discretionary authority under the Plan with respect to a Participant who is a member of the Administrative Committee, such discretionary authority shall be exercised solely and exclusively by those members of the Administrative Committee other than such Participant, or, if such Participant is the sole member of the Administrative Committee, such discretionary authority shall be exercised solely and exclusively by the Board of Directors of the Sponsoring Company. Notwithstanding any other provision of the Plan, no person shall be paid a benefit under the Plan unless the Administrative Committee, in its sole discretion, determines that such person is entitled to benefits under the Plan.
I.    Payment of Fees and Expenses. The members of the Administrative Committee and their assistants and representatives shall be entitled to payment from the Participating Companies for all reasonable costs, charges and expenses incurred in the administration of the Plan, including, but not limited to, reasonable fees for accounting, legal and other services rendered, to the extent incurred by the members of the Administrative Committee or their assistants and representatives in the course of performance of their duties under the Plan.
J.    Plan Administrator. The Sponsoring Company shall be the "administrator" (as defined in Section 3(16)(A) of ERISA) of the Plan. The Vice President of Human Resources of the Sponsoring Company shall be the designated agent for service of legal process.
K.    Allocation and Delegation of Administrative Committee Responsibilities. The Administrative Committee may upon approval of a majority of the members of the Administrative Committee, (i) allocate among any of the members of the Administrative Committee any of the responsibilities of the Administrative Committee under the Plan or (ii) designate any person, firm or corporation that is not a member of the Administrative Committee to carry out any of the responsibilities of the Administrative Committee under the Plan. Any such allocation or designation shall be made pursuant to a written instrument executed by a majority of the members of the Administrative Committee.
SECTION 6
PARTICIPANTS' ACCOUNTS
A.    Maintenance of Accounts. There shall be maintained on behalf of each Participant a Basic Match Contribution Account, an Incremental Match Contribution Account, a Deferral Contribution Account, a Savings Plan Restoration Match Contribution Account and, if applicable, a Deemed Participation Match Contribution Account. The Participant's interest in his

Company Contribution Accounts shall be subject to the vesting schedule set forth in Section 11(A). All payments to a Participant or his Beneficiaries shall be charged against the respective Accounts of such Participant.
B.    Accounts of Participant Transferred to an Affiliated Company. If a Participant is transferred to an Affiliated Company which has not adopted the Plan, the amounts which are credited to his Accounts shall continue to be governed by the provisions of the Plan.
C.    Adjustment of Participants' Accounts. As of each Valuation Date, the Administrative Committee or its delegate shall adjust the Accounts of each Participant (other than a Participant's Deemed Participation Match Contribution Account) so that the amount of net income, loss, appreciation or depreciation in the value of the amount invested in an Investment Fund shall be allocated equitably and exclusively to the Accounts of the Participants invested in such Investment Fund. Promptly after the last day of each Plan Year, the Administrative Committee shall adjust the Deemed Participation Match Contribution Account of each Participant by the amount of interest specified in Section 7(F).
D.    Investment of Contributions.

(i)
Participant-Directed Investments. In accordance with procedures established by the Administrative Committee, each Participant shall have the opportunity, at the time of enrollment for a Plan Year and subsequently on or before each Investment Election Date, to make an Investment Election with the Administrative Committee or its delegate, which shall apply to all of the Participant's Accounts for all or any specified Plan Year or Plan Years to determine the deemed investment return other than his Deemed Participation Match Contribution Account which will be credited with interest as specified in Section 7(F). This election shall be effective beginning on the Investment Election Date following its receipt by the Administrative Committee, or its delegate, and shall continue in effect until revoked or modified as of a subsequent Investment Election Date. The following restrictions shall apply to such investment elections:

(a)     No election may be made in violation of any applicable investment contract or other agreement establishing an Investment Fund, and
(b)     Transfers among the available Investment Funds may be made daily in whole percentage multiples of one percent (1%) of the balances therein.
In addition, the Administrative Committee, in its sole discretion, may from time to time establish special Investment Election Dates to provide the Participants with additional opportunities to designate the manner in which the deemed investment return on their Accounts shall be allocated among the then-available Investment Funds.

(ii)
Other Investments. All Accounts not subject to an Investment Election filed with the Administrative Committee pursuant to paragraph (i) above shall have a deemed investment return equal to the return on a money market fund or other liquid or pooled fund investment vehicle selected by the Administrative Committee.

E.    No Right to Specific Assets. The fact that for administrative purposes Accounts are maintained for each Participant under the Plan shall not be deemed to segregate for such Participant, or to give such Participant any direct interest in, any specific assets of the Participating Companies except as otherwise provided in Section 18.
F.    Participant Statements. Promptly after the end of each Plan Year the Administrative Committee shall issue statements of account to each Participant.
SECTION 7
ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS
A.    Deferral Contributions. Each Plan Year, the Participating Company employing a Participant who has elected to reduce his Compensation pursuant to paragraph (i) below shall withhold from such Participant's Compensation the Deferral Contributions, as elected by such Participant.

(i)
Deferral Elections. A Participant may elect to reduce his Compensation by an amount of up to eighty percent (80%) of his Salary and up to eighty percent (80%) of his Bonus provided, however, that the aggregate amount by which a Participant may elect to reduce his Compensation under this paragraph (i) shall not cause such Participant's Compensation to be reduced below the amount necessary to satisfy the following obligations:

(a)     Applicable employment taxes (e.g. FICA/Medicare) on amounts of Compensation which have been deferred;
(b)     Any Federal or state tax withholding requirements relating to any employee benefit plan; and
(c)     Any Federal or state tax withholding requirements relating to any taxable remuneration payable to the Participant.
Such contributions shall be made through regular payroll deductions by notifying the Administrative Committee pursuant to such notification procedures as the Administrative Committee may establish, from time to time. Subject to Section 409A, any and all of the dates referenced in the preceding paragraph may be modified by the Administrative Committee at any time and from time to time.

(ii)
Method of Allocating Deferral Contributions. Each Participant who elected to reduce his Compensation during a Plan Year pursuant to the provisions of this Section 7(A) shall receive an allocation of Deferral Contributions to his Deferral Contribution Account for such Plan Year equal to the amount by which he elected to reduce and has in fact reduced his Compensation for such Plan Year pursuant to the provisions of this Section 7(A). Such allocations shall be credited to the Participant's Deferral Contribution Account as soon as practicable but in no event more than 30 days after they are deducted from Participant's Salary or Bonus.

B.    Basic Match Contributions. For each Plan Year other than the Plan Years beginning January 1, 2009 and January 1, 2013 or later, each Participant shall receive allocations to his Basic Match Contribution Account for such Plan Year in accordance with paragraphs (i)(a) and (b) below:

(i)
Allocation of Basic Match Contributions. For each Plan Year, each Participant shall receive allocations to his Basic Match Contribution Account for such Plan Year in accordance with paragraphs (a) and (b) below:

(a)     For each Plan Year, each Participant shall receive an allocation to his Basic Match Contribution Account for such Plan Year in an amount equal to one-hundred percent (100%) of the amount of Deferral Contributions allocated to such Participant under Section 7(A) for such Plan Year. The aggregate amount of the Basic Match Contributions under this Section 7(B)(i)(a) which may be allocated to each Participant's Basic Match Contribution Account for such Plan Year shall not exceed the percent of the Participant's Compensation determined in accordance with the chart below:

Participant's Highest Attained Age During Plan Year	Percent of Compensation
Age 44 and Below	1%
45	2%
46	3%
47	4%
48	5%
49	6%
50	7%
51	8%
52	9%
53	10%
54	11%
55	12%
56	13%
57	14%
58	15%
59	16%
Age 60 and Above	17%

(b)     For each Plan Year, each Participant shall receive an allocation to his Basic Match Contribution Account for such Plan Year in an amount equal to one-hundred percent (100%) of the amount of Deferral Contributions allocated to such Participant under Section 7(A) above for such Plan Year, provided that the aggregate amount of the Basic Match Contribution under this Section 7(B)(i)(b) which may be allocated to each Participant's Basic Match Contribution Account for such Plan Year under this Plan shall not exceed four percent (4%) of the portion of the Participant's Compensation for such Plan Year that exceeds the dollar limitation on compensation set forth under Section 401(a)(17) of the Internal Revenue Code.

(ii)
Time of Allocation. The Basic Match Contribution shall be credited to the Participant's Basic Match Contribution Account at the same time as the Participant's Deferral Contributions, to which such Basic Match Contributions relate, are credited to the Participant’s Account. Notwithstanding the foregoing, the Basic Match Contribution for each Plan Year beginning on or after January 1, 2010 shall be credited to the Participant's Basic Match Contribution Account not later than the March 31 next following the end of the year for which the contribution is made; provided, however, that in the event that the Participant incurs a termination of employment prior to the date that all accrued Basic Match Contributions are credited to his Basic Match Contribution Account, all such outstanding Basic Match Contributions shall be credited to his Basic Match Contribution Account as soon as practicable but not more than 60 days after the issuance of his final paycheck.

(iii)	Vesting. The Basic Match Contribution Account shall be subject to the vesting schedule set forth in Section 11(A)(iii).

(iv)	Limit. Notwithstanding the foregoing, the Basic Match Contribution with respect to any Plan Year for any Participant may not exceed Fifty Thousand Dollars ($50,000).
C. Exceptions to Basic Match Contributions. For the Plan Years beginning on or after January 1, 2013, there shall be no Basic Match Contributions. For the Plan Year beginning January 1, 2009, each Participant shall receive an allocation to his Basic Match Contribution Account in accordance with the following:

(i)
Allocation of Basic Match Contribution. Each Participant shall receive an allocation to his Basic Match Contribution Account in accordance with a formula determined by the Company in its sole discretion, with such determination to be made not later than March 31, 2010, or such earlier date as may be established by the Company.

(ii)	Time of Allocation. The Basic Match Contribution, if any, shall be credited to the Participant's Basic Match Contribution Account not later than March 31, 2010.

(iii)	Vesting. The Basic Match Contribution Account shall be subject to the vesting schedule set forth in Section 1 l(A)(iii).

(iv)	Limit. Notwithstanding the foregoing, the Basic Match Contribution with respect to any Plan Year for any Participant may not exceed Fifty Thousand Dollars ($50,000.00).
D. Incremental Match Contributions. For Plan Years beginning on or after January 1, 2004, no Participant shall receive an allocation to his Incremental Match Contribution Account. For Plan Years beginning prior to January 1, 2004, each Participant shall receive an allocation to his Incremental Match Contribution Account in accordance with the following:

(i)
For each Plan Year beginning prior to January 1, 2004, each Eligible Participant whose Index Date has occurred during such Plan Year or during a prior Plan Year shall receive an allocation to his Incremental Match Contribution Account for such Plan Year in an amount such that when added to his Basic Match Contribution under Section 7(B)(i) shall equal fifty percent (50%) of the amount of Deferral Contributions allocated to such Eligible Participant under paragraph (A) above for such Plan Year. Notwithstanding the above, the aggregate amount of Incremental Match Contributions which may be allocated to an Eligible Participant's Incremental Match Contribution Account with respect to a Plan Year may not exceed the multiple of (a) one percent (1%) of the Eligible Participant's Compensation for such Plan Year, times (b) the number of the Eligible Participant's Incremental Years as of the last day of the current Plan Year.

(ii)
As a further limitation to the amount of an Eligible Participant's Basic Match Contributions set forth in Section 7(B)(i) and Incremental Match Contributions, the sum of the Basic Match Contributions set forth in Section 7(B)(i) and the Incremental Match Contributions with respect to any Plan Year may not exceed the lesser of (a) Fifty Thousand Dollars ($50,000) or (b) Fifteen Percent (15%) of the Eligible Participant's Compensation with respect to such Plan Year.

If the application of these limitations would otherwise result in the reduction of the Incremental Match Contributions to an amount less than zero, such excess reduction shall instead be applied to reduce the Participant's Basic Match Contributions set forth in Section 7(B)(i).

(iii)
The Incremental Match Contributions with respect to a Plan Year shall be credited to the Eligible Participant's Incremental Match Contribution Account as soon as practicable after the end of such Plan Year.

(iv)	The Incremental Match Contribution Account shall be subject to the vesting schedule set forth in Section 11(A)(iv).

(v)
If a Participant who incurs a termination of employment is subsequently rehired by a Participating Company, the Participant's Incremental Years for purposes of computing Incremental Match Contributions and the post-date of hire service for purposes of computing the portion of any Deemed Participation Match Contributions earned by the Participant will be adjusted to exclude the years of the break in service and Years of Service for vesting purposes will be adjusted in accordance with the principles applying to qualified plans under the Internal Revenue Code.

E. Savings Plan Restoration Match Contributions. For Plan Years beginning on or after January 1, 2004, no Participant shall receive an allocation to his Savings Plan Restoration Match Contribution Account. For Plan Years beginning prior to January 1, 2004, each Participant shall receive an allocation to his Savings Plan Restoration Match Contribution Account in accordance with the following:

(i)
For Plan Years beginning prior to January 1, 2004, each Eligible Participant whose Salary for such Plan Year is less than the dollar limitation on compensation set forth under Section 401(a)(17) of the Internal Revenue Code but only after taking into account the Eligible Participant's Deferral Contributions with respect to Salary pursuant to Section 7(A), shall receive an allocation to his Savings Plan Restoration Match Contribution Account for such Plan Year in an amount equal to six percent (6%) of the positive difference, if any, between the amount of his Salary which does not exceed the dollar limitation then in effect under Section 401(a)(17) of the Internal Revenue Code and his Salary after reduction by the amount of his Deferral Contributions with respect to Salary pursuant to Section 7(A).

(ii)	The Savings Plan Restoration Match Contribution Account shall be credited to the Eligible Participant's Savings Plan Restoration Account as soon as practicable after the end of such Plan Year.

(iii)	The Savings Plan Restoration Match Contribution Account shall be subject to the vesting schedule set forth in Section 11(A)(v).
F. Deemed Participation Match Contribution. On January 1, 2000, each Eligible Participant whose Index Date occurred prior to January 1, 2000 and who elected to make a Deferral Contribution for the Plan Year 2000 under the Prior Plan is to receive a ledger account credit for a constructive Deemed Participation Match Contribution with respect to each Plan Year occurring between such Eligible Participant's Index Date and January 1, 2000 computed as follows:

(i)
A determination will be made of the amount of the Basic Match Contributions and the Incremental Match Contributions which would have been allocated to such Eligible Participant's Accounts with respect to each Plan Year had the Plan been in effect during such Plan Year and had the individual elected the maximum amount of permissible Deferral Contributions with respect to such Plan Year based on the Eligible Participant's annualized Salary and target Bonus in effect on December 1, 1999. Such determination will include all limitations set forth above in connection with the amount of the Basic Match Contributions and Incremental Match Contributions.

(ii)
The above amount will be reduced by an amount equal to the actuarial equivalent computed lump-sum value of the annual accrued benefit which the individual has earned as of the time of the computation of such ledger credit under the terms of any defined benefit retirement-type plan (whether tax-qualified or nonqualified) maintained by any Participating Company. Such computation shall be made by the Administrative Committee utilizing such reasonable methodology as it may develop from time to time in its discretion.

(iii)
The above-referenced amount will be considered earned over a fifteen (15) year period in equal portions and each portion will be deemed to accrue on each of the first fifteen (15) anniversaries of the Eligible Participant's date of hire by the Sponsoring Company or any Affiliated Company beginning with the Plan Year in which the Eligible Participant was first hired by the Sponsoring Company or any Affiliated Company. For the portions of the Deemed Participation Match Contribution which are deemed to have accrued in years prior to January 1, 2000, all such portions shall be deemed to have accrued in a lump-sum on January 1, 2000 without interest. After January 1, 2000, the remaining portions of the Deemed Participation Match Contribution, if any, shall be earned as of successive anniversaries of the Eligible Participant's date of hire throughout the remainder of such fifteen (15)-year period in equal annual amounts computed as periodic payments, discounted at 10% per annum, and such amounts, as earned, shall be credited to the ledger account on December 31 of each such year.

(iv)
The accrued balance in the Eligible Participant's ledger account shall be credited with interest on December 31 of each year at a rate to be determined prospectively and published by the Administrative Committee, in its discretion.

(v)
The Deemed Participation Match Contribution shall not actually be made to the Trust but the cumulative amount credited to the Deemed Participation Match Contribution ledger account shall instead be paid directly to the Eligible Participant in a lump sum by the applicable Participating Company if the Eligible Participant terminates employment after attaining his Retirement Date and after having become vested in accordance with Section 11(A)(vi).

(vi)	The entitlement of the Eligible Participant to the Deemed Participation Match Contribution shall be subject to the vesting schedule set forth in Section 11(A)(vi).
SECTION 8
DISABILITY BENEFITS
A.    Disability Retirement Benefits. If a Participant's employment terminates by reason of Total and Permanent Disability while in the employ of the Sponsoring Company or an Affiliated Company, his Company Contribution Accounts shall fully vest (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant has terminated employment after satisfying the conditions described in Section 11(A)(vi)), and he shall be entitled to receive benefits equal to the total amount in his Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant has terminated employment after satisfying the conditions described in Section 11(A)(vi)). Such benefits shall be paid at the time and in the manner specified in Section 12.
B.    Determination of Disability. The Administrative Committee shall determine whether a Participant has suffered a Total and Permanent Disability and its determination in that respect shall be binding upon the Participant. In making its determination, the Administrative Committee may (i) require the Participant to submit to medical examinations by doctors selected by the Administrative Committee or (ii) rely upon a determination that the Participant is entitled to disability benefits payable under Title II of the Social Security Act, 42 U.S.C. 301 et. seq., or similar subsequent section, as evidenced by a certificate of Social Security Insurance Award. The provisions of this Section 8 shall be uniformly and consistently applied to all Participants.

SECTION 9
RETIREMENT BENEFITS
If a Participant is employed by the Sponsoring Company or an Affiliated Company on his Retirement Date, his Company Contribution Accounts shall fully vest at that time (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant terminates employment after satisfying the conditions described in Section 11(A)(vi)). If the Participant continues in a Participating Company's employ after his Retirement Date, he shall continue to be eligible to reduce his Compensation under the Plan and to share in the allocations of Company Contributions under the Plan until his actual retirement. Upon retirement on or after attaining his Retirement Date, a Participant shall be entitled to receive benefits equal to the total amount in his Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant terminates employment after satisfying the conditions described in Section 11(A)(vi)). Such benefits shall be paid at the time and in the manner specified in Section 12.
SECTION 10
DEATH BENEFITS
A.    Death Benefits. Upon the death of a Participant who is employed by the Sponsoring Company or an Affiliated Company at the time of his death, such deceased Participant's Company Contribution Accounts shall fully vest (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant dies after having satisfied the conditions described in Section 11(A)(vi)), and his Beneficiary shall be entitled to receive benefits equal to the total amount in the deceased Participant's Accounts in the Plan (except for his Deemed Participation Match Contribution Account which will only be paid if the Participant dies after having satisfied the conditions described in Section 11(A)(vi)). Upon the death of a Participant who is not employed by the Sponsoring Company or an Affiliated Company at the time of his death, such deceased Participant's Beneficiary shall be entitled to receive benefits equal to the vested amount in the deceased Participant's Accounts in the Plan as determined in accordance with the provisions of Section 11(A). In either event, such benefits shall be paid at the time and in the manner specified in Section 12.
B.    Designation of Beneficiaries. Each Participant may designate one or more Beneficiaries and contingent Beneficiaries by delivering a written designation thereof over his signature to the Administrative Committee. A Participant may designate different Beneficiaries at any time by delivering a new written designation over his signature to the Administrative Committee. Any such designation shall become effective only upon its receipt by the Administrative Committee. The last effective designation received by the Administrative Committee shall supersede all prior designations. A designation of a Beneficiary shall be effective only if the designated Beneficiary survives the Participant.

C.    Failure of Participant to Designate. If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant shall be deemed to have designated the Beneficiaries then in effect under the group term life insurance plan of the Sponsoring Company or an Affiliated Company, or, in the absence of any such valid designation, his estate.
D.    Beneficiaries' Rights. Whenever the rights of a Participant are stated or limited in the Plan, his Beneficiaries shall be bound thereby.
SECTION 11
VESTING
A.    Vesting Rules.

(i)	Vesting of Deferral Contribution Account. A Participant is always vested one hundred percent (100%) in his Deferral Contribution Account.

(ii)
Vesting of Company Contribution Accounts in Special Cases. In the event of the termination of employment of a Participant due to death, incurrence of Total and Permanent Disability or after attainment of his Retirement Date or a Change in Control, such Participant shall be entitled to receive one hundred percent (100%) of the amount in his Company Contribution Accounts (other than the Deemed Participation Match Contribution Account which will only be payable if the Participant terminates employment after having satisfied the conditions described in Section 11(A)(vi)).

(iii)
Vesting of Basic Match Contribution Account. In the event that the Participant terminates employment for reasons or under circumstances other than those set forth in paragraph (ii) above, the vested status of the Participant's Basic Match Contribution Account will be based upon a five-year vesting schedule wherein 20% of the balance of the Account will become vested for each Year of Service commencing with the Participant's initial date of hire with the Sponsoring Company or an Affiliated Company.

(iv)
Vesting of Incremental Match Contribution Account. In the event that the Participant terminates employment for reasons or under circumstances other than those set forth in paragraph (ii) above, the vested status of the Participant's Incremental Match Contribution Account will be based upon a schedule wherein 10% of the balance of the Account will become vested for each Year of Service commencing with the later of (a) the Participant's initial date of hire with the Sponsoring Company or an Affiliated Company or (b) the Participant's Index Date.

(v)
Vesting of Savings Plan Restoration Match Contribution Account. In the event the Participant terminates employment for reasons or under circumstances other than those set forth in paragraph (ii) above, the vested status of Participant's Savings Plan Restoration Match Contribution Account will be based upon a five-year vesting schedule wherein 20% of the balance of the Account will become vested for each Year of Service commencing with the Participant's initial date of hire with the Sponsoring Company or an Affiliated Company.

(vi)
Vesting of Deemed Participation Match Contribution Account. A Participant will become vested in his Deemed Participation Match Contribution ledger account on the later of (a) his attainment of his Retirement Date or (b) the fifth (5th) anniversary of the date of such Participant's initial participation in the Plan. If the Participant terminates employment for any reason prior to such Retirement Date or prior to such fifth (5th) anniversary, the individual will have no entitlement to receive any payments with respect to his Deemed Participation Match Contribution.

(vii)
Termination for Cause. Notwithstanding the above, in the event a Participant's employment is terminated "for cause" other than a termination which occurs subsequent to a Change in Control, the Participant will not be entitled to receive any payments from the Plan other than a payment relating to his Deferral Contribution Account. For these purposes, the term "for cause" shall mean any of the following in the judgment of the Administrative Committee:

(a)     any type of disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, or dishonesty in the course of a Participant's employment or business relationship with the Company; or
(b)     conviction of a felony or other crime involving a breach of trust or fiduciary duty owed to the Company; or
(c)     unauthorized disclosure of trade secrets or confidential information of the Company; or
(d)     a material breach of any agreement with the Company in respect of confidentiality, non-disclosure, non-competition or otherwise; or
(e)     any serious violation of Company policy that is materially damaging to the Company's interests.
B.    Counting Years of Service. For purposes of this Section 11, all Years of Service (whether or not continuous) shall be taken into account.
C.    Forfeiture of Non-Vested Amount. The excess of (i) the amount in the Company Contribution Accounts of a Participant whose termination of employment has occurred, over (ii) the vested amount in such Company Contribution Accounts as determined in accordance with the vesting schedules set forth in Section 11(A) (such difference being referred to herein as the "Non-Vested Amount") shall be forfeited upon the earlier of (i) the Participant's receipt of a payment of his total vested Accounts under the Plan or (ii) the second (2nd) anniversary following his termination of employment.
D.    Effect of Distributions to Partially-Vested Participant. If a Participant who is not fully vested in a particular Account (such as his Basic Match Contribution Account) receives a payment from such Account then, at any relevant time after such distribution and prior to his incurrence of a forfeiture, the vested portion of such Account (“X”), after the distribution (“AB”) shall be an amount determined by the formula
X=P(AB+D)-D
where “P” is the vested percentage and “D” is the amount of the distribution(s).
SECTION 12
PAYMENT OF BENEFITS
A.    Participant Election of Time and Form of Payment. In accordance with the election procedures in (C) below, a Participant may elect the time and form of payment of his vested Account balance for the upcoming Plan Year as follows:

(i)	Payment Upon Termination of Employment. The Participant may make an election for payment upon his termination of employment from among the following options:
(a)        Single lump sum upon termination of employment, or
(b)        Annual installment payments commencing upon termination of employment with subsequent installments payable on February 1 of each subsequent calendar year, and continuing for a total of either five (5) years or ten (10) years, as elected by the Participant.
In the absence of a timely election for payment upon termination of employment, the single lump sum option shall apply by default.

(ii)	In-Service Payment Elections. A Participant may (but is not required to) elect an in-service distribution from among the following options:
(a)     Single lump sum in-service withdrawal as of January 1st of the year elected by the Participant, which must be at least two (2) years after the Plan Year to which the contributions relate, or
(b)     Annual in-service installment payments, commencing as of January 1st of the year elected by the Participant, which must be at least two (2) years after the Plan Year to which the contributions relate; with subsequent installments payable on each subsequent January 1st and continuing for a total of two (2), three (3), four (4) or five (5) years, as elected by the Participant.

B.    Rules Regarding Time and Form of Payment. Payment of a Participant's vested Account balance for a Plan Year shall be made in accordance with the Participant's Distribution Election under (A) above, the other provisions of this Section 12, and the following operating rules:

(i)	Payments Based on In-Service Payment Election.
(c)        Payment Made or Commencing before Termination of Employment. If a Participant has an in-service payment election under A(ii) above, in effect for a Plan Year, provided he has not terminated employment on or before the applicable payment date or commencement date under A(ii)(a) or (b) above, then payment shall be made in accordance with such Distribution Election, subject to the following:
(1)    In the case of a single lump sum election, the Participant's vested Account shall be valued as of the applicable January 1st and paid as soon as administratively possible on or after such January 1st and in all events by December 31st of the same year. Any non-vested amounts shall remain in the Participant’s Account subject to further vesting. Any such amounts that later vest shall be paid in accordance with the payment option in effect for the Plan Year for payment upon termination of employment.
(2)    In the case of an installment payment election, the Participant's vested Account balance shall be valued as of the January 1st elected for commencement of the payments, and each subsequent January 1st in the payment period. Based on such values, the vested Account shall be payable in annual installments over the period selected subject to the following:
(A) Each payment shall be made on the applicable January 1st or as soon thereafter as administratively possible but in all events by December 31st of the same year.
(B) If, as of any applicable January 1st, the vested Account balances in the aggregate for all Plan Years subject to an in-service installment payment election is less than twenty-five thousand dollars ($25,000), the remaining vested balances shall be paid as a single lump sum at the time the installment would otherwise be paid. Any non-vested amounts shall remain in the Participant’s Account subject to further vesting. Any such amounts that later vest shall be paid in accordance with the payment option in effect for the Plan Year for payment upon termination of employment.
(C) If the Participant terminates employment after at least one installment payment has been made, then the payment option in effect for the Plan Year for payment upon termination of employment shall be controlling as to the payment of the remaining vested balance (as described in (ii) below).

(d)     Termination of Employment before Payment Commencement. If a Participant has an in-service payment election under A(ii) above, in effect for a Plan Year but terminates employment before the applicable payment date or commencement date under A(ii)(a) or (b) above, then the in-service payment election shall be disregarded, and the vested Account shall be paid based on the payment option in effect for the Plan Year for payment upon termination of employment.

(ii)	Payments upon Termination of Employment.
(a)     Lump Sum upon Termination of Employment. If the payment option in effect for a Plan Year for payment upon termination of employment (under A(i) above) is the single lump sum option, then that payment option shall be controlling if either (i) the Participant does not have an in-service payment election in effect for such Plan Year, or (ii) as provided above (in B(i)(a)(2)(C)(I)), the Participant has an in-service installment payment election in effect for such Plan Year, or (iii) as provided in B(i)(b) above, the Participant has an in-service payment election in effect for such Plan Year but the Participant terminates employment before the applicable payment date (or commencement date). If such payment option is controlling, then the Participant’s vested Account shall be valued as of the employment termination date and shall be paid as soon as administratively possible on or after such termination date and in all events by the later of (1) December 31st of the year of such employment termination, or (2) the 15th day of the third calendar month following such employment termination, provided that the Participant is not permitted directly or indirectly to designate the taxable year of the payment.
(b)     Installment Payments upon Termination of Employment. If the payment option in effect for a Plan Year for a payment upon termination of employment (under A(i) above) is an annual installment payment option, then that payment option shall be controlling if the Participant has attained age forty-five (45) before his termination of employment.
If the annual installment payment option upon termination of employment is not controlling by reason of the Participant not having attained age forty-five (45) before his termination of employment, then the single lump sum option under (a) above shall be controlling.
If the annual installment payment option upon termination of employment is controlling, then the Participant’s vested Account balance shall be valued as of the employment termination date and each February 1st in the payment period beginning with the year following the year of termination. Based on such values, the vested Account shall be payable in annual installments over the period selected subject to the following:

(1)    The first annual installment shall be paid as soon as administratively feasible on or after the employment termination date and in all events by the later of (A) December 31st of the year of such employment termination, or (B) the 15th day of the third calendar month following such employment termination, provided that the Participant is not permitted directly or indirectly to designate the taxable year of the payment;
(2)    The second and later annual installment payments shall be made on each February 1st in the period selected (beginning with the year following the year of termination) or as soon thereafter as administratively possible but in all events, by December 31st of the same year; and
(3)    If, as of any applicable installment payment date, the vested Account balances in the aggregate for all Plan Years subject to the annual installment payment option upon termination of employment, is less than Fifty Thousand Dollars ($50,000), then the remaining balances shall be paid as a single lump sum at the time the installment would otherwise be paid.
(c) Delayed Payment for Specified Employees. Notwithstanding any other provision of the Plan, if a Participant is a Specified Employee at the time of termination of employment, and payment of benefits under the Plan is by reason of the termination of employment, then amounts may not be paid before the date that is six months after the date of termination of employment or, if earlier, the date of death of the employee. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in the preceding sentence shall be paid on the first day of the seventh month following the date of termination of employment; provided that the delay required under this paragraph (c) shall not delay payment of any other amounts otherwise due after the six-month anniversary of the termination of the Participant’s employment. The amount of any such payments shall be based on the vested Account valued as of such first day of such seventh month.

(iii)
Amount of Annual Installments. The amount of each annual installment payment is determined by dividing the Participant’s Account balances (valued as of the time specified above) by the number of installments remaining (before that payment) in the applicable installment period; provided however, if the amount so determined exceeds the Participant’s vested Account balances at the relevant time, the amount of such payment shall equal such vested Account balances.

C. Distribution Election Procedures. A Participant’s election as to the time and form of payment of his vested Account balance for the upcoming calendar year must be made by filing a Distribution Election for such calendar year no later than the deadline under Section 4(A) above for filing a Deferral Election for such calendar year. Except as otherwise expressly provided in the Plan, the Distribution Election may not be modified after such deadline.
D. Death. In the event of the Participant’s death, any vested Account balance that has not yet been paid shall be paid in a single lump sum payment valued as of the last day of the month coinciding with or next following the date of death. Such payment shall be paid as soon as administratively feasible but in no event later than the end of the calendar year in which the death occurs or, if later, by the 15th day of the third calendar month following the date of death, provided that the Participant is not permitted directly or indirectly to designate the taxable year of the payment. This single lump sum payment upon death shall apply in lieu of any other time and form of payment that would have applied had the Participant not died.
E. Unforeseeable Emergency Withdrawals. Unforeseeable emergency withdrawals shall be subject to the following:

(i)	Prior to and after his termination of employment, a Participant may request a withdrawal from the Participant’s undistributed vested Accounts in the event of an Unforeseeable Emergency.

(ii)
Subject to the definition of "Unforeseeable Emergency" set forth in Section 2, the Sponsoring Company can grant or deny a Participant's request for a hardship withdrawal in its sole discretion and need not be consistent with respect to similarly situated requests.

(iii)
Payments because of an unforeseeable emergency are limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). A payment on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. However, in making the determination of amounts reasonably necessary to satisfy the emergency need, the Sponsoring Company is not required to take into account any additional compensation that is available under another nonqualified deferred compensation plan due to the unforeseeable emergency but has not actually been paid, or that is available due to the unforeseeable emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treas. Reg. §1.409A-6.

F. Subsequent Deferral. Notwithstanding the foregoing provisions of the Plan, to the extent permitted by the Administrative Committee, a Participant may elect to postpone payment of amounts under the Plan, provided that the subsequent deferral satisfies the following requirements:

(i)	The subsequent deferral election may not take effect until at least 12 months after the date on which the election is filed and becomes irrevocable.

(ii)
In the case of an election related to a payment not described in Treas. Reg. §1.409A–3(a)(2) (relating to payment on account of disability), Treas. Reg. §1.409A–3(a)(3) (relating to payment on account of death), or Treas. Reg. §1.409A–3(a)(6) (relating to payment on account of the occurrence of an unforeseeable emergency), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments which are treated as a single payment under the Plan, five years from the date the first amount was scheduled to be paid).

(iii)
Any election related to a payment described in Treas. Reg. §1.409A–3(a)(4) (relating to payment at a specified time or pursuant to a fixed schedule) be made not less than 12 months before the date the payment is scheduled to be made (or in the case of installment payments which are treated as a single payment under the Plan, 12 months before the date the first amount was scheduled to be paid).

G. Other Payment Rules.

(i)
Reemployment. For the avoidance of doubt, it is recited that amounts scheduled to be paid on a Payment Date shall not be suspended by reason of a Participant’s reemployment by the Sponsoring Company or an Affiliated Company.

(ii)
Disability. If a Participant’s termination of employment is by reason of disability, including by reason of Total and Permanent Disability, the time of payment will be determined without regard to the existence of such disability, provided that this paragraph (ii) shall not affect the application of Section 8 (relating to vesting by reason of Total and Permanent Disability).

(iii)	Liability for Taxes. A Participating Company making any payment hereunder shall withhold from the payment any applicable payroll taxes or required income taxes.

(iv)
Payment for Minor Beneficiary. In the event a payment is to be made to a minor, then the Administrative Committee may, in its sole discretion, direct that such payment be made to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his residence, or to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian or parent of a minor Beneficiary shall fully discharge the Participating Company and the Plan from further liability on account thereof.

(v)	409A Single Payment. For purposes of Treas. Reg. §1.409A-2(b), the entitlement to a series of installment payments is treated as the entitlement to a single payment.

(vi)
Valuation Dates. In the event a Valuation Date otherwise applicable under the Plan is not a business day upon which market valuation data is available, then such Valuation Date shall be considered to be the immediately preceding business day for which market valuation data is available. The Administrative Committee’s determination of values shall be binding on all parties. The Administrative Committee, in its sole and absolute discretion, may override any Valuation Date specified in Section 12 for payment purposes and instead use a different Valuation Date.

(vii)
Accelerated Payment for Tax Liability. To the extent permitted by the Administrative Committee, amounts credited, or to be credited, to a Participant's Accounts may be reduced to pay Federal Insurance Contributions Act (FICA) tax imposed under Internal Revenue Code Section 3101, Section 3121(a), and Section 3121(v)(2), on compensation deferred under the plan (the "FICA Amount"), or to pay the income tax at the source on wages imposed under Internal Revenue Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at the source on wages attributable to the pyramiding Internal Revenue Code Section 3401 wages and taxes. However, the total payment under this paragraph (vii) must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.

(viii)
Benefits of Persons Who Cannot Be Located. If the Administrative Committee determines in good faith that a Participant or Beneficiary entitled to receive a benefit payment hereunder cannot be located, the Administrative Committee shall nevertheless give written notice to such person of the fact that such benefit payment is payable to him under the Plan. Such written notice shall be given by United States mail to the person entitled to the benefit payment (according to the records of the Plan) at the last known address of such person. In addition, the Administrative Committee shall use such other means as it determines are reasonably available to it in order to ascertain the location of such person. If such Participant or Beneficiary makes no claim for such benefit payment before the earlier of (i) the deadline for payment under Section 409A or (ii) the termination of the Plan, then, subject to limitations of applicable law, the Administrative Committee shall declare a forfeiture of the benefits otherwise payable to such person, provided such person has not yet been located.

SECTION 13
BENEFIT CLAIMS PROCEDURE
A.    Claims for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrative Committee. If such claim for benefits is wholly or partially denied, the Administrative Committee shall, within ninety (90) days after receipt of the claim, notify the Participant or Beneficiary of the denial of the claim. Such notice of denial shall (i) be in writing, (ii) be written in a manner calculated to be understood by the Participant or Beneficiary, and (iii) contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (d) an explanation of the claim review procedure as set forth in this Section 13.

B.    Request for Review of Denial. Within sixty (60) days after the receipt by a Participant or Beneficiary of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the Participant or Beneficiary may file a written request with the Administrative Committee that it conduct a full and fair review of the denial of the claim for benefits.
C.    Decision on Review of Denial. The Administrative Committee shall deliver to the Participant or Beneficiary a written decision on the claim within sixty (60) days after the receipt of the aforesaid request for review. Such decision shall (i) be written in a manner calculated to be understood by the Participant or Beneficiary, (ii) include the specific reason or reasons for the decision, and (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based.
SECTION 14
INALIENABILITY OF BENEFITS
The right of any Participant or Beneficiary to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation, or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration, or other legal or equitable process. In the event a Participant or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.
SECTION 15
AMENDMENT OF THE PLAN
A.    Authority to Amend and Terminate. The Sponsoring Company may amend the Plan at any time, and from time to time, with respect to both Participants who are employed by the Sponsoring Company and Participants who are employed by any Participating Company, pursuant to written resolutions of the Board of Directors of the Sponsoring Company or, to the extent it has delegated such authority, pursuant to written resolutions of the Administrative Committee. Notwithstanding the foregoing provisions of this Plan, the Sponsoring Company may provide for payment of some or all of the Accounts established in connection with the Plan if legal counsel for the Sponsoring Company renders a written opinion that such payment is required to enable the Plan to qualify for exemption from the requirements of Parts 2-4 of Title I of ERISA or as otherwise required by applicable law. No such amendment, however, shall either: (I) have the effect of reducing any then nonforfeitable percentage of benefits of any Participant as computed in accordance with the vesting schedule under Section 11(A); or (ii) have the effect of causing an acceleration or other payment that would otherwise result in the application of penalties under Section 409A.
B.    Prior Plan. An amendment or termination that is adopted after January 1, 2005 will apply to the Prior Plan only if such amendment or termination expressly provides that it applies to the Prior Plan.

C.    Successors. The Sponsoring Company (including a successor to the Company) may, without the consent of any other person:

(i)	Assignment By Sponsoring Company. Assign its rights and obligations under the Plan or assign the rights and obligations of any other Participating Company under the Plan to any Related Company.

(ii)
Assignment in Transaction. Assign its rights and obligations with respect to one or more Participants under the Plan to any person acquiring, whether by merger, consolidation, purchase of assets or otherwise (a "Transaction"), all or substantially all of the assets and business of the Sponsoring Company or any Related Company, all or substantially all of the stock of any Related Company, or all or substantially all of the assets and business of a division or business unit of the Sponsoring Company or a Related Company (a "Successor"); provided that such Successor employs such Participant after the transaction, the business acquired by the Successor employed the Participant before the Transaction, or the Participant provided services to such business before the Transaction.

(iii)
The Sponsoring Company will require any assignee (pursuant to paragraph (i) above) or Successor (pursuant to paragraph (ii) above) to assume and agree to perform the Plan in the same manner and to the same extent that the Sponsoring Company or Related Company (including a successor to the Sponsoring Company or Related Company), as applicable, would be required to perform it if no such assignment or succession had taken place; and after such assignment, the Sponsoring Company or Related Company or successor assigning the rights and obligations under the Plan shall have no further rights or obligations with respect to the assigned rights and obligations. The ability to assign rights and obligations under paragraph (ii) above will be applicable with respect to any Participant only if, as a result of the transaction described in paragraph (ii) above, the Participant is not, at the end of the 30-day period following the transaction, employed by the Sponsoring Company or an entity that is then a Related Company.

SECTION 16
PERMANENCY OF THE PLAN
A.    Right of Termination. The Sponsoring Company reserves the right to terminate the Plan with respect to any and all the Participating Companies.
B.    Termination Procedure. If the Board of Directors of the Sponsoring Company determines to terminate the Plan completely with respect to any or all Participating Companies, the Plan shall be terminated with respect to such Participating Company as of the date specified in resolutions of such Board of Directors of the Sponsoring Company delivered to the Administrative Committee. Upon such termination or partial termination of the Plan, after payment of all expenses and proportional adjustment of the Accounts of the Participants affected by such termination to reflect expenses, profits or losses, and allocations of any previously unallocated amounts to the date of termination, the Participants affected by such termination shall be entitled to receive the vested amounts then credited to their respective Accounts in the Plan. The Administrative Committee shall make payment of such amounts in cash. No such amendment, however, shall have the effect of causing an acceleration or other payment that would otherwise result in accelerated recognition of income or imposition of additional tax under Section 409A.
C.    Vesting on Termination. Upon the termination or partial termination of the Plan, the right of each Participant affected by such termination to the vested amount credited to his Accounts at such time shall be nonforfeitable without reference to any formal action on the part of the Administrative Committee or the Participating Company employing such Participant.
SECTION 17
STATUS OF EMPLOYMENT RELATIONS
The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Participating Company and its Employees or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed (i) to give to any Employee the right to be retained in the employ of a Participating Company; (ii) to affect the right of a Participating Company to discipline or discharge any Employee at any time; (iii) to give a Participating Company the right to require any Employee to remain in its employ; (iv) to affect any Employee's right to terminate his employment at any time; or (v) to confer the right to receive any Compensation in any form.
SECTION 18
FUNDING
No assets of the Participating Companies shall be set aside, earmarked or placed in trust or escrow for the benefit of any Participant to fund any obligation of any Participating Company which may exist under this Plan; provided, however, that the Sponsoring Company shall establish a grantor trust designated as the "Chiquita Brands International, Inc. Capital Accumulation Plan Trust" to hold assets to secure the obligations to the Participants under this Plan (except for Deemed Participation Match Contribution) provided that neither the establishment nor the maintenance of the Trust results in the Plan being "funded" for purposes of the Internal Revenue Code. Except to the extent provided through the Trust, all payments to a Participant or Beneficiary under this Plan shall be made out of the general revenue of the Sponsoring Company or the Participating Company which employed the Participant to which such benefits were attributable, and the right to such payments by the Participant or Beneficiary shall be solely that of an unsecured general creditor of the Sponsoring Company and the relevant Participating Company. If the Sponsoring Company or other Participating Company makes a direct payment of a benefit to a Participant or Beneficiary, it shall be entitled to reimbursement for such amount from the Trust.
SECTION 19
APPLICABLE LAW
The Plan shall be construed, regulated, interpreted and administered under and in accordance with the laws of the State of Ohio, to the extent not preempted by ERISA.

SECTION 20
ADOPTION OF PLAN BY AFFILIATED COMPANIES
Any Affiliated Company, whether or not presently existing, may be designated by the Administrative Committee of the Sponsoring Company as a Participating Company under this Plan and a party to any trust established in connection with the Plan. Any such Affiliated Company which is deemed to have adopted the Plan pursuant to action taken by the Administrative Committee of the Sponsoring Company as provided above shall thereafter be included within the meaning of the term "Participating Company" when used in the Plan.
SECTION 21
PAYMENT UNDER BONUS ARRANGEMENTS
Payments under a bonus arrangement established or maintained by a Sponsoring Company or a Related Company attributable to any Performance Period shall be paid on the 15th day of the third month following the end of the first calendar year in which the right to the payment is no longer subject to a substantial risk of forfeiture determined in accordance with Treas. Reg. §1.409A-1(d); provided, however, that the foregoing provisions of this Section 21 shall not apply to the extent otherwise provided in any documents governing such bonus arrangement, and except to the extent that payment of amounts attributable to such bonuses are deferred under the foregoing provisions of this Plan or under any other plan or arrangement document.
SECTION 22
BENEFITS ATTRIBUTABLE TO THE DEFERRED COMPENSATION PLAN
Effective as of December 31, 2010 (the "Transfer Date"), a "DCP Credit Account" will be established for each of the individuals listed in Exhibit A (the "DCP Participants"), and the DCP Credit Account of each DCP Participant will be comprised of one or more subaccounts corresponding to the accounts (the "DCP Subaccounts") maintained for the Participant under the 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan (the "DCP") immediately prior to the Transfer Date. Each DCP Participant shall become, subject to the terms and conditions set forth in this Section, a Participant in the Plan. All liability for the Participant's accounts under the DCP shall be transferred and shall become a liability under the Plan. The opening balance of the DCP Credit Account (the "DCP Credit") will be the aggregate of the Participant's account balances under the DCP immediately prior to the Transfer Date. The opening balance in the each DCP Subaccount will be the balance in the Participant's corresponding account under the DCP immediately prior to the Transfer Date. A DCP Participant is always vested one hundred percent (100%) in his DCP Credit Account.
A.    Grandfathered Benefits. For the purpose of the effective date provisions of Treas. Reg. §1.409A-6, the DCP Credits constitute "amounts deferred" before December 31.

2004 (within the meaning of Section 409A) and are intended, along with the earnings on the DCP Credits, to be grandfathered benefits not subject to Section 409A. The crediting of the DCP Credit under the Plan is not intended to materially enhance a benefit or right existing under the DCP as of October 3, 2004. The Plan shall be interpreted and construed in a manner that does not result in the DCP Credit becoming subject to Section 409A. Any provision of the Plan that would cause the DCP Credits to become subject to Section 409A shall not apply with respect to the DCP Credits.

B.    Limited Eligibility. A DCP Participant that does not otherwise qualify as a Participant under Sections 3 and 4 shall be treated as a Participant in the Plan only with respect to the benefits provided under this Section 22.
C.    Distribution. Notwithstanding any provision of the Plan to the contrary, each DCP Subaccount will continue be payable in accordance with the distribution provisions of the DCP in effect immediately prior to the Transfer Date, with such distribution provisions applicable to each DCP Subaccount as though it were an account under the DCP, including, without limitation, the following:

(i)
Distribution will be made on the date or dates provided in Sections 3.10 and 12.1 of the DCP and in accordance with each DCP Participant's deferral election under the DCP and the administrative practices of the Company with, respect to the DCP. All payments shall be made in cash and shall be subject to applicable federal, state, local and foreign tax withholding.

For the purpose of this Section 22, "disabled" and "disability" shall mean that a Participant, as a result of accident or illness, is physically, mentally or emotionally unable to perform the duties for which the Participant is employed, and in the Administrative Committee's opinion is likely to remain so "disabled" for at least one year. The Administrative Committee shall make all determinations as to whether a Participant is "disabled" and shall use such evidence, including independent medical reports and data, as the Administrative Committee deems necessary and desirable.
For purposes of this Section 22, "Company" means Chiquita Brands International, Inc. and its subsidiaries and affiliates which have not adopted a separate deferred compensation plan.

(ii)	The Administrative Committee shall have the right to reduce the length of an installment period to a period that provides an equal annual installment of at least $2,000.

(iii)
Distribution of payments with respect to a Participant's DCP Credit Account prior to the dates set forth above shall be made only if the Administrative Committee, after consideration of a written application by the Participant, determines that the Participant has sustained financial hardship. For this purpose, a Participant shall also include a terminated Participant receiving severance payments from the Company. Any hardship distribution shall be withdrawn from the Participant's DCP Credit Account starting with contributions made under the DCP in the most recent year and continuing in reverse chronological order.
D.    Investment of DCP Credits. DCP Credit Accounts shall be invested as provided in Section 6(D). In the event a DCP Participant has not previously made an Investment Election under the Plan, he shall make an Investment Election before the date his account in the DCP is transferred to the Plan. If the Participant does not make an investment election on or before the date the DCP Credit is transferred to the Plan, the DCP Credit shall be invested as provided under Section 6(D)(ii).

EXHIBIT A
DEFERRED COMPENSATION PLAN TRANSFERS

Manuel Rodriguez
Michael Sims
[*]

Ex. A